Exhibit 10.47

SCHEDULE A

Apache Corporation

2014 Performance Program

(Business Performance)

AWARD NOTICE

Recipient Name:	[Name]

Company:	Apache Corporation

Notice:	A summary of the terms of Conditional Grants of Restricted Stock Units (“RSUs”) under the 2014 Performance Program is set out in this notice (the “Award Notice”) but subject always to the terms of the Apache Corporation 2011 Omnibus Equity Compensation Plan (the “Plan”) and the 2014 Performance Program Agreement (Business Performance) (the “Agreement”). In the event of any inconsistency between the terms of this Award Notice, the terms of the Plan and the Agreement, the terms of the Plan and the Agreement shall prevail.

Selected Eligible Persons have been awarded a conditional grant of Apache Corporation RSUs in accordance with the terms of the Plan and the Agreement.

Details of the RSUs which you are conditionally entitled to receive is provided to you in this Award Notice and maintained on your account at netbenefits.fidelity.com

Type of Award:	A conditional award of RSUs based on a target percentage of annual base salary determined immediately prior to the beginning of the Performance Period derived from job level (the “Conditional Grant”). RSUs granted pursuant to this Conditional Grant are not eligible for dividends or dividend equivalents.

Restricted Stock Unit:	A Restricted Stock Unit (“RSU”) as defined in the Plan and meaning the right granted to the Recipient of the Conditional Grant, as adjusted at the end of the Performance Period, to receive one share of Stock for each Restricted Stock Unit at the end of the specified Vesting Period.

Stock:	The $0.625 par value common stock of the Company or as otherwise defined in the Plan.

Grant:	A Conditional Grant related to Restricted Stock Units (Target Amount)

Grant Date:	[Date]

Conditions:	Subject always to the terms of the Plan and the Agreement, the Conditional Grant of RSUs shall be made as of the Grant Date. At the end of the Performance Period, the Committee shall derive and confirm the number of Conditional Grant RSUs that will actually be awarded as RSUs to the Recipient based upon measurement of the specific performance goals, applicable performance percentage levels and applicable weighting percentages during the Performance Period as set forth in Schedule B to the Agreement, provided that the Recipient remains an Eligible Person and employed by the Company or its Affiliate as of the final day of the Performance Period. Once granted at the conclusion of the Performance Period, such RSUs shall remain subject to a vesting schedule (as set forth below) (the “Vesting Period”). Once vested, the Recipient shall be paid the value of his or her RSUs in shares of Stock (net of shares withheld for applicable tax withholdings) provided that the Recipient remains employed as an Eligible Person during the Vesting Period including the vesting date.

Performance Measure:	The performance measures for the Conditional Grant, the performance percentage levels, and the applicable weighting percentages to be applied over the Performance Period are set forth on Schedule B to the Agreement.

At the end of the Performance Period, the Committee shall determine and certify the attainment of each performance goal based on the established performance percentage levels and apply the applicable weighting percentages to determine the Final Amount of RSUs to be awarded to each Recipient.

Performance Period:	The one-year period commencing January 1, 2014 and ending December 31, 2014.

Vesting Period:	Except upon a change of control (as described below), death, or total and permanent disability (as described below), cessation of employment during the Performance Period shall result in the immediate forfeiture of the entire amount of the Conditional Grant. To the extent all or a part of a Conditional Grant RSU award is earned as of the end of the Performance Period, an award equal to the Final Amount shall be made in RSUs to the Recipient as soon as administratively practical, but not later than March 15 following the end of the Performance Period. Any such RSUs awarded shall vest in accordance with the following schedule, provided that the Recipient remains employed as an Eligible Person as of such vesting date:

24 months following the close of the Performance Period – 50% vested.

36 months following the close of the Performance Period – an additional 50% vested.

Except as described below, cessation of employment will result in the immediate forfeiture of all unvested RSUs.

Vesting is accelerated to 100% upon the Recipient’s death or total and permanent Disability during the Performance Period or the subsequent Vesting Period. Upon death or total and permanent Disability during the Performance Period, the number of RSUs (and related shares of Stock) granted shall be deemed to be 1.00 times the Conditional Grant amount of RSUs (the Target Amount). Upon vesting, the applicable shares of Stock, subject to required tax withholding, shall be transferred by the Company to the Recipient (or, in the event of the Recipient’s death, to his beneficiary) within thirty (30) days of the vesting date. The Recipient can name a beneficiary on a form approved by the Committee.

Vesting is accelerated to 100% upon a Recipient’s Involuntary Termination or Voluntary Termination with Cause occurring (i) on or after a 409A Change of Control during the Vesting Period provided that the Recipient is an Eligible Person at the time of such termination and (ii) after completion of the Performance Period. Upon vesting, the applicable shares of Stock, subject to required tax withholding, shall be transferred by the Company to the Recipient within thirty (30) days of the vesting date.

In the event of the Recipient’s Involuntary Termination or Voluntary Termination with Cause which occurs (i) on or after a 409AChange of Control of the Company and (ii) on or prior to the end of the Performance Period, the Recipient will become 100% fully vested upon the occurrence of his Involuntary Termination or Voluntary Termination with Cause on or after the 409A Change of Control in the number of RSUs determined by applying the multiple of 1.00 to the Target Amount. Upon vesting, the applicable shares of Stock, subject to required tax withholding, shall be transferred by the Company to the Recipient within thirty (30) days of the later of (i) the date of the Recipient’s Involuntary Termination or Voluntary Termination with Cause or (ii) the end of the Performance Period. Notwithstanding the foregoing, if the payment of the Final Amount is subject to Internal Revenue Code Section 409A, payment will not occur until the earlier of (1) the date payment would have been due if the 409A Change of Control had not occurred or (2) the date that the 409A Change of Control constitutes a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Internal Revenue Code Section 409A(a)(2)(A)(v).

If, during the Vesting Period, and after the end of the Performance Period, the Recipient’s termination of employment from the Company and the Affiliates occurs by reason of his or her Retirement, the Recipient may be deemed to continue to be employed as an Eligible Person for purposes of this Grant and may continue to vest over the Vesting Period provided that the Recipient meets the Retirement Conditions set forth in section 6 of the Agreement. In the event of a 409A Change of Control during such continued Vesting Period, vesting is accelerated to 100%.

Withholding:	The Company and the Recipient will comply with all federal and state laws and regulations respecting the required withholding, deposit and payment of any income, employment or other taxes relating to the Grant.

Acceptance	Please complete the on-line grant acceptance as promptly as possible to accept or reject your Conditional Grant. You can access this through your account at netbenefits.fidelity.com. By accepting your Conditional Grant, you will have agreed to the terms and conditions set forth in the Agreement, including, but not limited to, the non-compete and non-disparagement provisions set forth in section 6 of the Agreement, and the terms and conditions of the Plan. If you do not accept your grant you will be unable to receive your Conditional Grant or the related RSUs.

SCHEDULE B

Apache Corporation

2014 Performance Program

(Business Performance)

PERFORMANCE MEASURES

Metric	Threshold (50%)	Target (100%)	Max (150%)	Target Points
Proforma Production Growth Per Share[1] (Additional 5 points for each 1% growth above 5% target)	—	5%	—	25.0
Replace 115% of 2014 production through E&D adds	115%	130%	—	20.0
Maximize Cash Flow per Barrel Sold through Cost Management[2]:				20.0
• LOE per BOE	$11.00	$10.82	$10.07
• G&A per BOE (Gross G&A Spend/GAAP BOE)	$3.89	$3.73	$3.55
After Tax Rate of Return on 2014 Drilling Program (Additional 1 point for each 1% return above 15% target)	12%	15%	—	25.0
Health, Safety, Security, and Environmental:				10.0
• Worldwide, total workforce (employees and contractors) recordable incident rate (TRIR) per 200,000 man-hours worked	1.05	0.92	0.83
• Worldwide, total workforce (employees and contractors) days-away-restricted-time rate (DART) per 200,000 man-hours worked	0.52	0.44	0.40
• Worldwide employee vehicle incident rate (VIR) per 1,000,000 miles driven	1.91	1.78	1.60

Total Points[3]				100.0

[1]	Production per share compares 2014 total BOE production per share to 2013 total BOE production per share.
[2]	All BOE-related targets will use a conversion of 6 mcf/boe.
[3]	Actual points achieved will be applied as a percentage to target number of performance shares awarded.

Note: Payout may not exceed 150% of target shares granted.

Apache Corporation

2014 Performance Program Agreement

(Business Performance)

This 2014 Performance Program Agreement (Business Performance) (the “Agreement”) relating to a conditional grant of Restricted Stock Units (as defined in the rules of the Apache Corporation 2011 Omnibus Equity Compensation Plan (the “Plan”) (the “Conditional Grant”), dated as of the Grant Date set forth in the Notice of Award under the 2014 Performance Program (Business Performance) attached as Schedule A hereto (the “Award Notice”), is made between Apache Corporation (together with its Affiliates, the “Company”) and each Recipient. The Award Notice is included in and made part of this Agreement.

In this Agreement and each Award Notice, unless the context otherwise requires, words and expressions shall have the meanings given to them in the Plan except as herein defined.

Definitions

“409A Change of Control” means a Change of Control that constitutes, with respect to the Company, a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Coe of 1986, as amended (the “Code”) and Treasury Regulations Section 1.409A-3(i)(5).

“Award Notice” means the separate notice, along with Schedule B, given to each Recipient specifying the Target Amount and other applicable performance percentage levels, performance criteria and applicable weighting percentages for that individual.

“Base Salary” means, with regard to any Recipient, such Recipient’s annual base compensation as an employee of the Company determined immediately prior to the beginning of the Performance Period, without regard to any bonus, pension, profit sharing, stock option, life insurance or salary continuation plan which the Recipient either receives or is otherwise entitled to have paid on his or her behalf.

“Conditional Grant” means the conditional entitlement, evidenced by this Agreement to receive all or a portion of a Target Amount and Final Amount, subject to and in accordance with the provisions of this Agreement.

“Disability” means total and permanent disability as determined pursuant to the Company’s Group Long-Term Disability Plan or any successor.

“Fair Market Value” means the closing price of the Stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System (“Composite Tape”) for a particular date or, if the Stock is not so listed at any time, as reported on NASDAQ or on such other exchange or electronic trading system as, on the date in question, reports the largest number of traded shares of stock. If there are no Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions. If the foregoing provisions are not applicable, the fair market value of a share of the Stock shall be as determined by the Committee by the reasonable application of such reasonable valuation method, consistently applied, as the Committee deems appropriate.

“Final Amount” means with regard to any Recipient, such number of shares of Restricted Stock Units (“RSUs”) as specified in each Recipient’s Award Notice, times the applicable multiple factor determined under the Performance Measures at the end of the Performance Period.

“Involuntary Termination” means the termination of employment of the Recipient by the Company or its successor for any reason on or after a 409A Change of Control; provided, that the termination does not result from an act of the Recipient that (i) constitutes common-law fraud, a felony, or a gross malfeasance of duty, or (ii) is materially detrimental to the best interests of the Company or its successor.

“Payout Amount” means the vested portion of the Final Amount expressed as shares of Stock underlying the RSUs.

“Performance Measures” means Apache Corporation’s achievement of pre-established performance goals over the Performance Period. At the end of the Performance Period, the Committee shall determine and certify the levels of specific performance goals achieved and apply the applicable performance percentage levels and weighting percentages as set forth in the Award Notice. Based on the Company’s level of goal achievement, a Recipient who remains employed as of the last day of the Performance Period will be issued RSUs at the close of the Performance Period as determined by the Committee as set forth in the Award Notice (the Final Amount).

“Performance Period” means the one-year period as specified in the Award Notice.

“Recipient” means an Eligible Person who has been designated by the Committee at the Grant Date at the beginning of the Performance Period to receive one or more Conditional Grants under the Plan. For purposes of this Agreement, the group of Eligible Persons shall include all full-time and designated part-time employees of the Company who are employed as employees of the Company (as designated by the Company for payroll purposes) on the date immediately prior to the beginning of the Performance Period, but excluding Egyptian nationals employed outside of the United States, employees categorized by the Company (for payroll purposes) as non-exempt support and field staff, leased employees, interns, or, except for employees who are members of the Hierarchical Union Neuquén and the Union of Hierarchical Personnel of Private Oil and Gas for Neuquén, Rio Negro and La Pampa, any employee of the Company who is covered under a collective bargaining agreement, unless such collective bargaining agreement specifically provides for coverage under the Plan.

“Retirement” means, with respect to a Recipient and for purposes of this Agreement, the date the Recipient terminates employment with the Company after (i) attaining age 65 and (ii) earning at least 15 Years of Service.

“Years of Service” means the total number of months from the Recipient’s date of hire by the Company to the date of termination of employment divided by 12.

“Target Amount” means, with regard to any Recipient, such number of RSUs as specified in each Recipient’s Award Notice. Such Target Amount shall be based upon a target percentage of annual Base Salary determined immediately prior to the beginning of the Performance Period derived from job level.

“Voluntary Termination with Cause” occurs upon a Recipient’s separation from service of his own volition and one or more of the following conditions occurs without the Recipient’s consent on or after a 409A Change of Control:

(a)	There is a material diminution in the Recipient’s base compensation, compared to his rate of base compensation on the date of the 409A Change of Control.

(b)	There is a material diminution in the Recipient’s authority, duties or responsibilities.

(c)	There is a material diminution in the authority, duties or responsibilities of the Recipient’s supervisor, such as a requirement that the Recipient (or his supervisor) report to a corporate officer or employee instead of reporting directly to the board of directors.

(d)	There is a material diminution in the budget over which the Recipient retains authority.

(e)	There is a material change in the geographic location at which the Recipient must perform his service, including, for example the assignment of the Recipient to a regular workplace that is more than 50 miles from his regular workplace on the date of the 409A Change of Control.

The Recipient must notify the Company of the existence of one or more adverse conditions specified in clauses (a) through (e) above within 90 days of the initial existence of the adverse condition. The notice must be provided in writing to Apache Corporation’s Executive Vice President, Human Resources or his/her delegate. The notice may be provided by personal delivery or it may be sent by email, inter-office mail, regular mail (whether or not certified), fax, or any similar method. Apache Corporation’s Executive Vice President, Human Resources, or his/her delegate shall acknowledge receipt of the notice within 5 business days; the acknowledgement shall be sent to the Recipient by certified mail. Notwithstanding the foregoing provisions of this definition, if the Company remedies the adverse condition within 30 days of being notified of the adverse condition, no Voluntary Termination with Cause shall occur.

Terms

1. Conditional Grant of RSUs. Subject to the provisions of this Agreement and the provisions of the Plan and Award Notice, the Company shall conditionally grant to the Recipient, pursuant to the Plan, a right to receive the Target Amount of RSUs set forth in the Recipient’s Award Notice. Such Target Amount shall be adjusted to a Final Amount at the end of the Performance Period based upon the results of the Performance Measures, as determined by the Committee. Notwithstanding the foregoing, the Target Amount shall be adjusted to a Final

Amount of RSUs at the conclusion of the Performance Period solely for each Recipient who remains employed as of the last day of the Performance Period. The award of the Final Amount shall give the Recipient the right, upon vesting, to an equal number of shares of $0.625 par value common stock of the Company (“Stock”).

2. Vesting and Payment of Stock. Subject to the provisions of Section 3, the Payout Amounts shall be payable in increments strictly in accordance with the following schedule:

(a) The entitlement to receive the number of shares of Stock pursuant to the RSUs comprising the Final Amount shall vest fifty percent (50%) and become transferable twenty-four (24) months from the final date of the Performance Period provided that the Recipient remains employed as an Eligible Person on such date. Such Stock, subject to applicable withholding, shall be transferred by the Company to the Recipient within thirty (30) days of the end of the vesting date and not later than March 15 of the year following the year in which the RSUs vest.

(b) The entitlement to receive the remaining fifty percent (50%) of the shares of Stock pursuant to the RSUs comprising the Final Amount shall vest and become transferable thirty-six (36) months from the close of the Performance Period, provided that the Recipient remains employed as an Eligible Person on such applicable vesting date. Such Stock, subject to applicable withholding, shall be transferred by the Company to the Recipient within thirty (30) days of the respective vesting date and not later than March 15 of the year following the year in which the RSUs vest.

3. Termination of Employment, Death, or Disability on or prior to the end of the Performance Period. Except as set forth below, a cessation of employment with the Company prior to the end of the Performance Period will result in the Target Amount being forfeited for all purposes.

(a) If the Recipient dies while employed by the Company, or on the date the Recipient becomes Disabled (as defined in this Agreement), during the Performance Period, the Recipient shall immediately receive an amount equal to the Target Amount of RSUs and shall become 100% vested in such Target Amount. Payment shall occur as soon as administratively convenient following the date the Recipient dies or becomes Disabled, but in no event shall the payment occur later than March 15 of the calendar year immediately following the calendar year in which the Recipient died or became Disabled. If the Recipient dies before receiving payment, the payment shall be made to the Recipient’s designated beneficiary, legal representatives, heirs, or legatees, as applicable. Each Recipient may designate a beneficiary on a form approved by the Committee.

4. Termination of Employment, Retirement, Death or Disability after the end of the Performance Period. Except as set forth below, each Conditional Grant shall be subject to the condition that the Recipient has remained an Eligible Person from the award of the Conditional Grant of RSUs until the applicable vesting date as follows:

(a) If the Recipient voluntarily leaves the employment of the Company (other than for reason of Retirement), or if the employment of the Recipient is terminated by the Company for any reason or no reason, any Final Amounts not previously vested shall thereafter be void and forfeited for all purposes.

(b) A Recipient shall become 100% fully vested in all Final Amounts on the date the Recipient dies while employed by the Company (or while continuing to vest pursuant to section 4(c) below), or on the date the Recipient becomes Disabled (as defined for purposes of this Agreement) while employed by the Company. Payment shall occur as soon as administratively convenient following the date the Recipient dies or becomes Disabled, but in no event shall the payment occur later than March 15 of the calendar year immediately following the calendar year in which the Recipient died or became Disabled. If the Recipient dies before receiving payment, the payment shall be made to the Recipient’s designated beneficiary, legal representatives, heirs, or legatees, as applicable. Each Recipient may designate a beneficiary on a form approved by the Committee.

(c) If the Recipient leaves the employment of the Company by reason of Retirement, any Final Amounts not previously vested may continue to vest following the Recipient’s termination of employment by reason of Retirement after the end of the Performance Period as if the Recipient remained an Eligible Person in the employ of the Company, provided that such Recipient shall be entitled to continue vesting only if such Recipient satisfies the Retirement Conditions set forth in section 6 below (except in the case of death).

5. Change of Control.

(a) Pursuant to Section 12.1(d) of the Plan, the following provisions of this section 5 of the Agreement shall supersede Sections 12.1(a), (b) and (c) of the Plan. Without any further action by the Committee or the Board, in the event of the Recipient’s Involuntary Termination or Voluntary Termination with Cause which occurs (i) on or after a 409A Change of Control of the Company and (ii) prior to the end of the Performance Period, the Recipient shall become 100% fully vested upon the occurrence of his Involuntary Termination or Voluntary Termination with Cause on or after the 409A Change of Control in the number of RSUs determined by applying the multiple of 1.00 to the Target Amount. Subject to section 12(d) of this Agreement, payment shall occur within thirty (30) days of the later of (1) the date of the Involuntary Termination or Voluntary Termination with Cause of the Recipient following the 409A Change of Control or (2) the end of the Performance Period.

(b) In the event of a Recipient’s Involuntary Termination or Voluntary Termination with Cause occurring on or after a 409A Change of Control of the Company which occurs after the end of the Performance Period, the Recipient shall become 100% fully vested in the Final Amount of RSUs as of the date of his Involuntary Termination or Voluntary Termination with Cause. Subject to section 12(d) of this Agreement, payment shall occur within thirty (30) days of the date of such Involuntary Termination or Voluntary Termination with Cause.

(c) In the event of a 409A Change of Control of the Company following the Recipient’s termination of employment by reason of Retirement after the end of the Performance Period while the Recipient is continuing to vest pursuant to section 4(c), the Recipient shall become 100% fully vested in the unvested Final Amount of RSUs as of the date of the 409A Change of Control. Subject to section 12(d) of this Agreement, payment shall occur within thirty (30) days of the 409A Change of Control.

6. Conditions to Post-Retirement Vesting. If the Recipient has attained age 65 and has completed at least 15 Years of Service and such Recipient terminates employment with the Company and the Affiliates by reason of Retirement, it is agreed by the Company and the Recipient that:

(a) subject to the provisions of this section 6(a) and sections 6(b) and 6(c), such Recipient may continue to vest in the unvested Final Amount of RSUs following the date of his or her termination by reason of Retirement as if the Recipient continued in employment as an Eligible Person provided that the Recipient (i) is an employee of the Company or an Affiliate in good standing and not on a performance improvement plan as of such termination date; (ii) has provided not less than three (3) months’ advance written notice prior to such termination date to Apache Corporation’s Executive Vice President, Human Resources, or his or her delegate, and to his or her direct manager, regarding the Recipient’s intent to terminate employment for reason of Retirement; and (iii) cooperates with the Company in the training of a replacement during the three-month period prior to Retirement; and it is further agreed that

(b) in consideration for the continued vesting treatment afforded to the Recipient under section 6(a), Recipient shall, during the continuing Vesting Period after Retirement (the “Continued Vesting Period”) refrain from becoming employed by, or consulting with, or becoming substantially involved in the business of, any business that competes with the Company or its Affiliate in the business of exploration or production of oil or natural gas within the geographic area in which the Recipient is working or has worked for the Company or its Affiliate, and/or for which the Recipient is or was responsible, at the time of termination of employment or the immediately preceding three-year period (a “Competitive Business”); provided, that the Recipient may purchase and hold for investment purposes less than five percent (5%) of the shares of any Competitive Business whose shares are regularly traded on a national securities exchange or inter-dealer quotation system, and provided further, that the Recipient may provide services solely as a director to a Competitive Business if, during the Continued Vesting Period, the Recipient is not involved directly in the day-to-day management, supervision or operations of such Competitive Business; and it is further agreed that

(c) in consideration for the continued vesting treatment afforded to the Recipient under section 6(a), Recipient shall, during the Continued Vesting Period, refrain from making, or causing or assisting any other person to make, any oral or written communication to any third party about the Company, any Affiliate and/or any of the employees, officers or directors of the Company or any Affiliate which impugns or attacks, or is otherwise critical of, the reputation, business or character of such entity or person; or that discloses private or confidential information about their business affairs; or that constitutes an intrusion into their seclusion or private lives; or that gives rise to unreasonable publicity about their private lives; or that places them in a false light before the public; or that constitutes a misappropriation of their name or likeness.

Notwithstanding the foregoing provisions of this section 6 of the Agreement, in the event that the Recipient fails to satisfy any of the conditions set forth in sections 6(a), (b) and (c) above, the Recipient shall not be entitled to vest in any unvested Final Amount of RSUs after the date of Retirement and the unvested Final Amount of RSUs subject to this Agreement shall be forfeited.

7. Payment and Tax Withholding. Upon receipt of any entitlement to Stock under this Agreement and, if applicable, upon the Recipient’s attainment of eligibility to terminate employment by reason of Retirement pursuant to section 4(c), the Recipient shall make appropriate arrangements with the Company to provide for the amount of minimum tax withholding required by law, including without limitation Sections 3102 and 3402 or any successor section(s) of the Internal Revenue Code and applicable state and local income and other tax laws. Upon receipt of entitlement to Stock under this Agreement, each payment of the Payout Amount shall be made in shares of Stock, determined by the Committee, such that the withheld number of shares shall be sufficient to cover the withholding amount required by this Section (including any amount to cover benefit tax charges arising thereon). The payment of a Payout Amount shall be based on the Fair Market Value of the shares of Stock on the applicable date of vesting to which such tax withholding relates. Where appropriate, shares shall be withheld by the Company to satisfy applicable tax withholding requirements rather than paid directly to the Recipient.

8. No Ownership Rights Prior to Issuance of Stock. Neither the Recipient nor any other person shall become the beneficial owner of the Stock underlying the Conditional Grant, nor have any rights of a shareholder (including, without limitation, dividend and voting rights) with respect to any such Stock, unless and until and after such Stock has been actually issued to the recipient and transferred on the books and records of the Company or its agent in accordance with the terms of the Plan and this Agreement.

9. Non-Transferability of Stock. Stock issued pursuant to a Conditional Grant shall not be transferable otherwise than by will or the laws of descent and distribution, subject to the conditions and exceptions set forth in Section 14.2 of the Plan.

10. No Right to Continued Employment. Neither the RSUs or Stock issued pursuant to a Conditional Grant nor any terms contained in this Agreement shall confer upon the Recipient any express or implied right to be retained in the employment or service of the Company for any period, nor restrict in any way the right of the Company, which right is hereby expressly reserved, to terminate the Recipient’s employment or service at any time for any reason or no reason. The Recipient acknowledges and agrees that any right to receive RSUs or Stock pursuant to a Conditional Grant is earned only by continuing as an employee of the Company at the will of the Company, or satisfaction of any other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired, being granted the Conditional Grant, or acquiring RSUs or Stock pursuant to the Conditional Grant hereunder.

11. The Plan. In consideration for this Conditional Grant, the Recipient agrees to comply with the terms of the Plan and this Agreement. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee. Unless defined herein, capitalized terms are used herein as defined in the Plan. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on the Company’s HR intranet and the Plan document can be found on Fidelity’s website (netbenefits.fidelity.com). A paper copy of the Plan and the prospectus shall be provided to the recipient upon the Recipient’s written request to the Company at 2000 Post Oak Blvd., Suite 100, Houston, Texas 77056-4400, Attention: Corporate Secretary.

12. Compliance with Laws and Regulations.

(a) The Conditional Grant and any obligation of the Company to deliver RSUs or Stock hereunder shall be subject in all respects to (i) all applicable laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable. Moreover, the Company shall not deliver any certificates for Stock to the Recipient or any other person pursuant to this Agreement if doing so would be contrary to applicable law. If at any time the Company determines, in its discretion, that the listing, registration or qualification of Stock upon any national securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any certificates for Stock to the Recipient or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

(b) It is intended that any Stock received in respect of the Conditional Grant shall have been registered under the Securities Act of 1933 (“Securities Act”). If the Recipient is an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), the Recipient may not sell the Stock received except in compliance with Rule 144. Certificates representing Stock issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Stock as the Company deems appropriate to comply with Federal and state securities laws.

(c) If, at any time, the Stock is not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Stock, the Recipient shall execute, prior to the delivery of any Stock to the Recipient by the Company pursuant to this Agreement, an agreement (in such form as the Company may specify) in which the Recipient represents and warrants that the Recipient is purchasing or acquiring the Stock acquired under this Agreement for the Recipient’s own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Stock shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Stock being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Recipient shall, prior to any offer for sale of such Stock, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.

(d) This Conditional Grant is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the rules and regulations issued thereunder and shall be administered accordingly. Notwithstanding anything in this Agreement to the contrary, if the RSUs constitute “deferred compensation” under Section 409A of the Code and any RSUs become payable pursuant to the Recipient’s termination of employment, settlement of the RSUs shall be delayed for a period of six months after the Recipient’s termination of employment if the Recipient is a “specified employee” as defined under Code Section 409A(a)(2)(B)(i) and if required pursuant to Section 409A of the Code. If settlement of the RSUs is delayed, the RSUs shall be settled on the first day of the first calendar month following the end of the six-month delay period. If the Recipient dies during the six-month delay, the RSUs shall be settled and paid to the Recipient’s designated beneficiary, legal representatives, heirs or legatees, as applicable, as soon as practicable after the date of death. Notwithstanding any provision to the contrary herein, payments made with respect to this Conditional Grant may only be made in a manner and upon an event permitted by Section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service,” as such term is defined in Section 10.1 of the Plan. This Agreement may be amended without the consent of the Recipient in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

13. Notices. All notices by the Recipient or the Recipient’s assignees shall be addressed to the Administrative Agent, Fidelity, through the Recipient’s account at netbenefits.fidelity.com, or such other address as the Company may from time to time specify. All notices to the Recipient shall be addressed to the Recipient at the Recipient’s address in the Company’s records.

14. Other Plans. The Recipient acknowledges that any income derived from the Conditional Grant shall not affect the Recipient’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Affiliate.

15. Terms of Employment. The Plan is a discretionary plan. The Recipient hereby acknowledges that neither the plan nor this Agreement forms part of his terms of employment and nothing in the Plan may be construed as imposing on the Company or any Affiliate a contractual obligation to offer participation in the Plan to any employee of the Company or any Affiliate. The Company or any Affiliate is under no obligation to grant further Stock to any Recipient under the Plan. The Recipient hereby acknowledges that if he ceases to be an employee of the Company or any Affiliate for any reason or no reason, he shall not be entitled by way of compensation for loss of office or otherwise howsoever to any sum.

16. Data Protection. By accepting this Agreement (whether by electronic means or otherwise), the Recipient hereby consents to the holding and processing of personal data provided by him to the Company for all purposes necessary for the operation of the Plan. These include, but are not limited to:

(a) administering and maintaining Recipient records;

(b) providing information to any registrars, brokers or third party administrators of the Plan; and

(c) providing information to future purchasers of the Company or the business in which the Recipient works.

17. Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

*****